Exhibit 10.13.1
NON EMPLOYEE DIRECTOR COMPENSATION PLAN
2012/2013 SERVICE YEAR

Cash Retainer:                              $ 48,000                 ($4,000 per month paid in twelve equal installments subsequent to election by shareholders)

Award of Restricted
Share Units (RSUs)*:                   $ 80,000                  **

Total Compensation                    $128,000

Mid-Term Appointments

The cash retainer and RSU awards will be prorated for the service year with a new director given full credit for a partial month's service. The market value used to calculate the number of shares to be awarded to a mid-term appointee will be the average closing price of Lithia Class A Common Stock over the 20 trading days prior to the date of appointment to the Board of Directors.

*
Number of shares is determined by dividing the average closing price of Lithia Class A Common Stock over the 20 trading days prior to the start of the service period on April 27, 2012 ($26.03), into $80,000 (3,073 shares), which RSUs shall vest 25% on the first business day of the month following each regularly scheduled quarterly in-person board of directors meeting, commencing with the April 27, 2012 meeting. On death, disability, or change in control, the RSUs will fully vest. On a termination prior to completion of the service period, the board of directors may waive all or any portion of the remaining service requirement to accelerate the vesting of the RSUs should the board of directors determine that the circumstances support such action.

**
An award of additional RSUs is made for the Audit Committee Chair (value of $6,000, which equals 231 shares), Corporate Governance Committee Chair (value of $3,000, which equals 115 shares), Compensation Committee Chair (value of $3,000, which equals 115 shares) and Lead Independent Director (value of $3,000, which equals 115 shares).

Adopted April 27, 2012